UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 5, 2011

CONEXANT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24923	25-1799439
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 MacArthur Blvd., Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 483-4600
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 5.02 Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-10.2

Item 1.01 Entry into a Material Definitive Agreement.
     Employment Agreement
     On August 5, 2011, Conexant Systems, Inc. (the “Company”) and Sailesh Chittipeddi entered into an Employment Agreement (the “Employment Agreement”) pursuant to which Mr. Chittipeddi was promoted to the position of President and Chief Executive Officer. The Employment Agreement was made effective retroactive to April 20, 2011. The term of the Employment Agreement is one year from the effective date and shall be renewable for successive one year periods unless either party gives written notice to the other party at least sixty days before the end of the relevant employment period. The Employment Agreement supersedes and terminates the Employment Agreement entered into by the Company and Mr. Chittipeddi on April 28, 2008, which provided for the employment of Mr. Chittipeddi as the President and Chief Operating Officer of the Company.
     The Employment Agreement provides for the payment of a base salary of $400,000 per year, which amount will be reviewed by the Board of Directors of the Company (the “Board”) no less frequently than annually and may be increased at the discretion of the Board. The Employment Agreement also provides for the payment of an annual performance bonus in an amount determined at the discretion of the Board for each fiscal year during the term of the Employment Agreement. It is intended that the Company shall establish an annual target bonus for each fiscal year during the term of the Employment Agreement based upon the overall performance of the Company (calculated with reference to the EBITDA of the Company) for such fiscal year. The target bonus for the 2012 fiscal year is $320,000 (80% of the base salary for the fiscal year). To be eligible to receive any bonuses, Mr. Chittipeddi must be employed by the Company at the time the bonus is actually paid. The Employment Agreement also entitles Mr. Chittipeddi to participate in all employee benefit programs and perquisites that are generally made available to other senior executives of the Company.
     The Employment Agreement further provides that if Mr. Chittipeddi’s employment is terminated (i) by the Company for Cause (as defined in the Employment Agreement), (ii) by the Company because of Mr. Chittipeddi’s Disability (as defined in the Employment Agreement), (iii) by Mr. Chittipeddi without Good Reason (as defined in the Employment Agreement), or (iv) upon Mr. Chittipeddi’s death, the Company shall only be obligated to pay the amount of any unpaid base salary accrued through the date of termination and any unpaid amounts that have accrued under any fringe benefit or bonus plans on the terms set forth in those plans (except in the case of a termination by the Company upon Mr. Chittipeddi’s Disability in which case the Company shall also pay an additional cash payment in the amount of $25,000). The Employment Agreement further provides that if Mr. Chittipeddi’s employment is terminated (i) by the Company other than for Cause, Disability or death, or (ii) by Mr. Chittipeddi for Good Reason, the Company shall be obligated to pay Mr. Chittipeddi a lump sum payment equal to (x) $425,000, plus (y) the pro-rata portion of the target bonus amount for the fiscal year in which the termination of employment occurs, calculated in accordance with the terms of the Employment Agreement, plus (z) any unpaid base salary accrued through the date of termination and any unpaid amounts that have accrued under any fringe benefit or bonus plans on the terms set forth in those plans.
     The Employment Agreement also contains customary confidentiality, assignment of invention, non-competition and non-solicitation provisions.
     Indemnification Agreement
     On August 5, 2011, Mr. Chittipeddi and Conexant Holdings, Inc., the parent of the Company (“Parent”), entered into an Indemnification Agreement pursuant to which Parent agreed to hold harmless and indemnify Mr. Chittipeddi, in connection with his role as an officer of the Company, to the fullest extent permitted by the Delaware General Corporation Law and to advance expenses on behalf of Mr. Chittipeddi in certain circumstances.
     The foregoing descriptions of the Employment Agreement and the Indemnification Agreement do not purport to be complete and are qualified in their entirety by reference to the Employment Agreement and the Indemnification Agreement, copies of which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K.

Item 5.02 Compensatory Arrangements of Certain Officers.
     The disclosure set forth in Item 1.01 of this Current Report on Form 8-K that relates to the Employment Agreement, including Exhibit 10.1 attached hereto, is incorporated by reference into this Item 5.02.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated August 5, 2011, by and between the Company and Sailesh Chittipeddi.

10.2	Indemnification Agreement, dated August 5, 2011, by and between Parent and Sailesh Chittipeddi.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CONEXANT SYSTEMS, INC.
Dated: August 10, 2011	By:	/s/ Sailesh Chittipeddi
Sailesh Chittipeddi
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated August 5, 2011, by and between the Company and Sailesh Chittipeddi.

10.2	Indemnification Agreement, dated August 5, 2011, by and between Parent and Sailesh Chittipeddi.